Exhibit 99.1

FOR IMMEDIATE RELEASE

April 24, 2009

CenterState Banks of Florida, Inc. Announces

First Quarter 2009 Operating Results

DAVENPORT, FL. – April 24, 2009 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the first quarter 2009 of $772,000 or $0.03 per share basic and diluted, compared to $1,111,000 or $0.09 per share basic and diluted for the same quarter of last year. Average interest earning assets increased by $385,924,000 between these two periods, which was more than enough to offset the corresponding 45bps decrease in net interest margin (“NIM”) resulting in a $1,678,000 increase in net interest income. Most of this increase was offset by an increase in the allowance for loan loss provision.

Non interest income increased significantly between 1Q09 and 1Q08 primarily due to commissions on bond sales and gain on sales of securities. This was offset by increases in non interest expense which was primarily due to increases in salaries and benefits, including compensation related expenses resulting primarily from the Company’s recently formed bond sales division, operating expenses related to the Company’s January 30th acquisition of Ocala banking offices from the FDIC, and increases in foreclosure and foreclosure related expenses.

Increases in the Company’s loan loss provision as well as increases in foreclosure and foreclosure related expenses was a reflection of the continued deterioration of the real estate market in Florida specifically and the overall economy in general. The growth in assets was primarily funded by: (1) the Company’s purchase of approximately $178,000,000 of deposits from the FDIC in Ocala; (2) correspondent bank deposits (i.e. federal funds purchased) acquired through the Company’s correspondent bank and bond sales division initiated late in 2008 (balances outstanding at the current quarter end approximated $210,000,000); and (3) internally generated deposit growth including several large deposit relationships with several local municipalities. Although loans have been growing steadily, the result of the rapid increase on the liability side of the Company’s balance sheet caused a shift in the mix of interest earning assets, which is the primary reason for the current compression in NIM. At March 31, 2008, total loans and total investments (includes federal funds sold) were 67% and 22% of total assets, respectively. At March 31, 2009, total loans and total investments were 50% and 40% of total assets, respectively.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)
Amounts in thousands of dollars (except per share data)
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Net interest income	$11,492	$10,065	$10,376	$10,030	$9,814
Provision for loan losses	(1,703)	(2,637)	(1,764)	(1,515)	(604)

Net interest income after loan loss provision	9,789	7,428	8,612	8,515	9,210
Non interest income	4,950	3,772	2,007	1,744	1,801
Sale of bank branch office real estate	—	—	—	1,483	—
Non interest expense	(13,701)	(11,356)	(9,613)	(9,560)	(9,407)

Income (loss) before income tax	1,038	(156)	1,006	2,182	1,604
Income tax (expense) benefit	(266)	237	(245)	(714)	(493)

NET INCOME	$772	$81	$761	$1,468	$1,111

Net income (loss) available to common shareholders	$376	($86)	$761	$1,468	$1,111

Earnings (loss) per share (basic)	$0.03	($0.01)	$0.06	$0.12	$0.09
Earnings (loss) per share (diluted)	$0.03	($0.01)	$0.06	$0.12	$0.09
Average common shares outstanding (basic)	12,475,432	12,464,933	12,454,407	12,447,484	12,442,517
Average common shares outstanding (diluted)	12,575,424	12,617,383	12,590,330	12,572,067	12,581,714
Common shares outstanding at period end	12,481,019	12,474,315	12,454,407	12,454,407	12,444,407

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Return on average assets (annualized)	0.19%	0.03%	0.25%	0.48%	0.36%
Return on average equity (annualized)	1.74%	0.19%	2.03%	3.93%	2.97%
Net interest margin (tax equivalent basis)	3.16%	3.54%	3.88%	3.75%	3.61%
Loan / deposit ratio	68.8%	89.8%	91.3%	88.0%	82.9%
Stockholders’ equity (to total assets)	10.0%	13.4%	12.1%	12.2%	12.0%
Common tangible equity (to total tangible assets)	6.6%	9.2%	9.7%	9.8%	9.7%
Tier 1 capital (to average assets)	9.5%	12.6%	11.1%	10.9%	10.7%
Efficiency ratio	83%	82%	78%	81%	81%
Common equity per common share	$12.33	$12.22	$11.96	$11.94	$12.05
Common tangible equity per common share	$9.32	$9.64	$9.37	$9.33	$9.43

Ocala acquisition

On January 30, 2009 the Company, through its lead bank headquartered in Winter Haven, Florida, purchased the deposits of Ocala National Bank (“ONB”), from the Federal Deposit Insurance Corporation (“FDIC”) for approximately $3,000,000, a premium of approximately 1.7%. Total deposits purchased approximated $178,000,000. ONB, which was closed by the FDIC on Friday, January 30, 2009, operated from four bank locations of which two were leased and two were owned. Pursuant to the transaction, the Company has the option to purchase the two owned locations, plus all furniture and equipment at fair market value, to be determined by appraisal. It also has the option to assume the leases on the leased properties. The Company is in the process of valuing the intangible assets related to the transaction. It has tentatively recognized goodwill of approximately $5,259,000, and a core deposit intangible of approximately $466,000. Subsequent to the deposit purchase, the Company purchased approximately $18,000,000 of loans from the FDIC which the Company was permitted to select from ONB’s loan portfolio. These loans were purchased at par value.

Correspondent banking division

The Company, through its lead bank in Winter Haven, Florida, initiated a correspondent banking and bond sales division late in 2008. The Company hired substantially all the employees of the Royal Bank of Canada’s (“RBC”) bond sales division, who were previously employees of Alabama National Bank (“ALAB”) prior to RBC’s acquisition of ALAB. The division operates out of a recently leased facility in Birmingham, Alabama. The business lines are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator, is commissions earned on fixed income security sales. The second category includes: (1) correspondent bank deposits (i.e. federal funds purchased); (2) correspondent bank checking accounts; and (3) loans to correspondent banks. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in Florida, Georgia and Alabama, but also includes several other southeastern States. During the fourth quarter of 2008, its first quarter of operations, the Company reported gross commission revenue of $1,412,000. During the first quarter of 2009, the Company reported gross commission revenue on bond sales of $2,557,000. At March 31, 2009, the Company reported $209,973,000 in deposits of correspondent banks (federal funds purchased).

Branching activity

As previously reported, on April 1, 2008, the Company sold one of its branch office buildings and simultaneously entered into an agreement to lease back the real estate for a period of one year with an option to renew the lease for an additional year. The Company did not renew the lease and closed the office on March 31, 2009. The deposit and loan accounts were transferred to the nearest existing office. The branch had approximately $9 million in deposits on the date of the branch closing.

The Company also closed two additional small branches on April 15, 2009. One branch operated from a leased facility in Hernando County since it opened in August 2007. The branch had less than $3 million in deposits on the closing date. The other branch opened in October 1998 in Sumter County and had approximately $9 million in total deposits. The Company owns the real estate for this office, which it expects to offer for sale. The deposit and loan accounts were transferred to other existing branches. The estimated annual cost savings from the three branch closings is expected to approximate $500,000.

With the closing of the three branches and the acquisition of the four Ocala branches from the FDIC discussed earlier, the Company’s branch network increased by a net of one from 37 to 38. With the addition of the Ocala branches, located in Marion County, the Company now operates within ten counties throughout central Florida. Although the Company does not expect to open any new branches during 2009, a future branch site in Polk County was purchased during the current quarter for approximately $1,000,000.

Loan portfolio mix, credit quality and allowance for loan losses

Management has continued to aggressively monitor credit risk and potential losses in the Company’s loan portfolio, in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $1,703,000 to loan loss provision (expense) and charged-off (net of recoveries) $1,566,000, or 0.18% of average loans outstanding during the quarter. The Company’s allowance for loan losses was $13,472,000 at March 31, 2009 compared to $13,335,000 at December 31, 2008, an increase of $137,000. This increase is a net result of a $634,000 increase in our general loan loss allowance less a $497,000 decrease in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in the loan portfolio mix, changes in our historical charge-off rates and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The decrease in our specific allowance is the result of the change in the mix and evaluation of impaired loans net of related charge-offs taken during the period. The allowance for loan losses as a percentage of loans outstanding was 1.49% as of March 31, 2009 and as of December 31, 2008. Management believes the Company’s allowance for loan losses was adequate at March 31, 2009. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
(amounts are in thousands $)
as of or for the quarter ending	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Allowance at beginning of period	$13,335	$12,269	$11,599	$11,258	$10,828
Charge-offs	(1,597)	(1,587)	(1,120)	(1,185)	(298)
Recoveries	31	16	26	11	124

Net charge-offs	(1,566)	(1,571)	(1,094)	(1,174)	(174)
Provision for loan losses	1,703	2,637	1,764	1,515	604

Allowance at end of period	$13,472	$13,335	$12,269	$11,599	$11,258

Eighty-four percent (84%) of the Company’s loans are collateralized by real estate, 10% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The loans collateralized by real estate are further delineated as follows.

Residential real estate loans: These are single family home loans originated within the Company’s local market areas by employee loan officers. The Company does not use loan brokers to originate loans for its own portfolio, nor does it acquire loans outside of its own markets. The size of this portfolio is $240,184,000 representing approximately 27% of the Company’s total loans. Within this category there are approximately $3,437,000 non performing (non accrual) loans (25 loans) as of March 31, 2009.

Commercial real estate loans: This is the largest category ($434,488,000) of the Company’s loan portfolio representing approximately 47% of total loans. This category, along with commercial non real estate lending, is the Company’s primary business. There is no significant concentration by type of property in this category but there is a geographical concentration such that the properties are all located in Central Florida. The borrowers are a mix of professionals, doctors, lawyers, and other small business people. Within this category there are approximately $8,945,000 non performing (non accrual) loans (17 loans) as of March 31, 2009.

Construction, development and land loans: The Company has no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. This category represents approximately 10% ($93,186,000) of the Company’s total loan portfolio. The majority of the loans in this category are developed building lots, land development and other land related loans. Within the total of this category ($93,186,000) there are approximately $6,974,000 non performing (non accrual) loans (15 loans) as of March 31, 2009. The second largest non accrual loan in this category is for $1,034,000 and is collateralized by five newly completed townhouses. There is also one single family construction loan for $566,000. The remaining 13 loans ($5,374,000) are either developed building lots or other land related loans. The largest loan in this category is for $2,250,000 and is collateralized by four waterfront building lots plus 38 building lots in a residential subdivision.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Real estate loans
Residential	$240,184	$223,290	$221,546	$211,602	$209,591
Commercial	423,930	434,488	426,268	409,131	389,316
Construction, development and land loans	93,186	92,475	90,270	91,514	95,700

Total real estate loans	757,300	750,253	738,084	712,247	694,607
Commercial	91,403	80,523	78,115	78,279	77,495
Consumer and other loans	54,248	61,939	60,882	59,316	62,493

Total loans before unearned fees and costs	902,951	892,715	877,081	849,842	834,595
Unearned fees and costs	(699)	(714)	(774)	(784)	(852)

Total loans	$902,252	$892,001	$876,307	$849,058	$833,743

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 2.45% at March 31, 2009, compared to 2.23% at December 31, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $34,442,000 at March 31, 2009, compared to $24,835,000 at December 31, 2008. Non performing assets as a percentage of total assets was 1.91% at March 31, 2009, compared to 1.86% at December 31, 2008.

The largest component of non performing loans is non accrual loans, which as of March 31, 2009 totaled $20,819,000 (77 loans). This amount is further delineated by loan category as follows:

Non accrual loans at 3/31/09 (in thousands of dollars)	Aggregate loan amounts	% of non accrual by category	Number of loans
Residential real estate	$3,437	17%	25
Commercial real estate	8,945	43%	17
Construction, development, land	6,974	33%	15
Commercial	1,238	6%	10
Consumer and other	225	1%	10

Total	$20,819	100%	77

OREO at March 31, 2009 was $11,903,000, which consists of 24 single family homes ($2,205,000), seven mobile homes with land ($492,000), eleven commercial real estate properties ($4,430,000), and various parcels of land including residential building lots, land acquisition, development and construction ($4,776,000).

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Non accrual loans	$20,819	$19,863	$12,943	$10,385	$9,101
Past due loans 90 days or more
And still accruing interest	1,304	50	155	68	2,345

Total non performing loans	22,123	19,913	13,098	10,453	11,446
Other real estate owned (“OREO”)	11,903	4,494	2,897	2,270	792
Repossessed assets other than real estate	416	428	348	366	236

Total non performing assets	$34,442	$24,835	$16,343	$13,089	$12,474
Non performing loans as a percentage of total loans	2.45%	2.23%	1.49%	1.23%	1.37%
Non performing assets as a percentage of total assets	1.91%	1.86%	1.32%	1.07%	1.00%
Net charge-offs (recoveries)	$1,566	$1,571	$1,094	$1,174	$174
Net charge-offs as a percentage of average loans for the period	0.18%	0.18%	0.13%	0.14%	0.02%

Impaired loans (SFAS No. 114)	$22,865	$24,191	$21,637	$19,523	$18,947
Non impaired loans (SFAS No. 5)	879,387	867,810	854,670	829,535	814,796

Total loans	$902,252	$892,001	$876,307	$849,058	$833,743
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	5.69%	7.44%	4.92%	5.97%	6.33%
Non impaired loans (SFAS No. 5)	1.38%	1.33%	1.31%	1.26%	1.23%

Total loans	1.49%	1.49%	1.40%	1.37%	1.35%

Deposit activity

During the current quarter, deposits increased by $317,884,000, or 32%. Most of this increase is due to the acquisition of the Ocala branches from the FDIC, whereby $178,000,000 of deposits were acquired. The rest of the growth was internally generated and included several large deposits from several local municipalities.

Deposit mix (in thousands of dollars)
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Checking accounts
Non interest bearing	$209,906	$141,229	$147,154	$159,176	$172,711
Interest bearing	160,227	143,510	137,694	147,421	148,155
Savings deposits	109,194	84,837	76,035	68,538	57,824
Money market accounts	152,736	137,530	107,545	112,163	107,496
Time deposits	679,621	486,694	490,884	477,029	518,911

Total deposits	$1,311,684	$993,800	$959,312	$964,327	$1,005,097

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Cash and due from banks	$27,693	$19,702	$32,818	$33,784	$36,279
Fed funds sold	108,073	57,850	38,411	36,671	81,585
Investments	617,790	252,080	176,085	193,449	192,773
Loans	902,252	892,001	876,307	849,058	833,743
Allowance for loan losses	(13,472)	(13,335)	(12,269)	(11,599)	(11,258)
Premises and equipment, net	64,401	61,343	60,010	58,093	56,559
Goodwill	33,377	28,118	28,118	28,118	28,118
Core deposit intangible	4,216	3,948	4,137	4,330	4,525
Bank owned life insurance	10,209	10,115	10,020	9,990	9,823
Other assets	49,485	21,321	21,085	20,316	16,452

TOTAL ASSETS	$1,802,024	$1,333,143	$1,234,722	$1,222,140	$1,248,599

Deposits	$1,311,684	$993,800	$959,312	$964,327	$1,005,097
Federal funds purchased	209,973	88,976	22,954	—	—
Other borrowings	72,356	64,707	96,274	101,348	85,505
Other liabilities	27,230	6,495	7,216	7,771	8,015
Preferred stockholders’ equity	26,830	26,787	—	—	—
Common stockholders’ equity	153,951	152,378	148,966	148,694	149,982
TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY	$1,802,024	$1,333,143	$1,234,722	$1,222,140	$1,248,599

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Investments, fed funds, and other	$600,384	$262,666	$217,338	$253,513	$274,165
Loans	894,676	889,367	861,786	838,915	834,971
Allowance for loan losses	(13,188)	(12,914)	(11,759)	(11,429)	(10,896)
All other assets	153,880	147,961	141,707	137,878	138,754

TOTAL ASSETS	$1,635,752	$1,287,080	$1,209,072	$1,218,877	$1,236,994

Deposits- interest bearing	$1,029,330	$846,550	$803,980	$815,623	$826,334
Deposits- non interest bearing	176,900	143,385	147,255	154,769	163,515
Other borrowings	237,386	122,620	101,067	89,881	88,311
Other liabilities	11,814	6,253	7,556	8,289	8,552
Stockholders’ equity	180,322	168,272	149,214	150,315	150,282

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,635,752	$1,287,080	$1,209,072	$1,218,877	$1,236,994

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Service charges on deposit accounts	$1,133	$1,255	$1,131	$1,018	$1,086
Commissions from bond sales	2,557	1,412	—	—	—
Commissions from mortgage broker activities	8	30	7	29	21
Commissions from sale of mutual funds and annuities	193	76	145	173	109
Debit card and ATM fees	280	269	271	274	261
Loan related fees	88	108	96	91	107
BOLI income	94	95	100	97	95
Gain (loss) on sale of investments	418	426	197	(6)	44
Other service charges and fees	179	101	60	68	78

Non interest income – subtotal	$4,950	$3,772	$2,007	$1,744	$1,801
Sale of bank branch office real estate	—	—	—	1,483	—

Total non interest income	$4,950	$3,772	$2,007	$3,227	$1,801

The revenue category “commissions earned on bond sales” ($2,557,000) listed in the table above is new for the Company beginning in the fourth quarter of 2008. This revenue source is related to the Company’s new correspondent banking division discussed previously. This division, as well as the Ocala banking offices acquisition, is also the reason for the increase in “employee salaries and wages” category listed in our non interest expense table below, as well as various other non interest expense categories.

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Employee salaries and wages	$5,879	$4,946	$4,123	$4,113	$3,990
Employee incentive/bonus compensation	408	(29)	116	287	389
Employee stock option expense	104	102	102	107	91
Deferred compensation expense	55	137	—	—	—
Health insurance and other employee benefits	393	383	376	475	509
Payroll taxes	440	325	276	279	329
Other employee related expenses	230	230	239	228	232
Incremental direct cost of loan origination	(163)	(192)	(224)	(245)	(210)

Total salaries, wages and employee benefits	$7,346	$5,902	$5,008	$5,244	$5,330

Occupancy expense	1,209	993	1,067	1,025	1,058
Depreciation of premises and equipment	751	778	617	606	589
Supplies, stationary and printing	187	206	164	183	190
Marketing expenses	442	447	378	261	273
Data processing expenses	547	261	265	317	298
Legal, auditing and other professional fees	449	342	335	305	263
Bank regulatory related expenses	493	579	250	217	184
Postage and delivery	100	99	90	88	90
ATM and debit card related expenses	222	190	182	183	169
Amortization of CDI	198	189	193	196	199
Loss on sale of repossessed real estate (“OREO”)	80	29	22	—	—
Valuation write down of repossessed real estate (“OREO”)	394	219	190	25	—
Loss on repossessed assets other than real estate	214	48	38	37	2
Foreclosure and repossession related expenses	173	149	100	77	70
Internet and telephone banking	111	100	86	88	85
Operational write-offs and losses	33	105	39	105	43
Correspondent account and Federal Reserve charges	77	65	62	70	66
Conferences, seminars, education and training	92	37	52	63	71
Director fees	88	92	82	68	79
Other expenses	495	526	393	402	348

Total non interest expense	$13,701	$11,356	$9,613	$9,560	$9,407

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.